Exhibit 99.2

Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

Fourth Quarter and Full Year 2019 Conference Call

March 31, 2020

Participants

Natalya Rudman - IR, Crescendo Communications

John Villano - CEO and CFO

Analysts

Ben Zucker - Aegis Capital

Christopher Nolan - Ladenburg Thalmann

Ian Ellis - MicroCapital

Paul Drees - Market Edge

Richard Schultz - Private Investor

Jeff Moore - Private Investor

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the Sachem Capital Fourth Quarter and Full Year Conference Call. All lines have been placed on a listen-only mode, and the floor will be open for questions and comments following the presentation. [Operator instructions].

At this time, it is my pleasure to turn the floor over to your host, Natalya Rudman, Crescendo Communications. Natalya, the floor is yours.

Natalya Rudman - IR, Crescendo Communications

Thank you, Kat. Good morning, and thank you for joining Sachem Capital Corp’s Yearend 2019 Conference Call. On the call with us today is John Villano CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital.

Yesterday, March 30th, the company announced its operating results for the year ended December 31, 2019, and its financial condition as of that date. The press release is posted on the company’s website, at www.sachemcapitalcorp.com. In addition, the company filed its yearend report on Form 10-K with the U.S. Securities and Exchange Commission on March 30th, which can also be accessed on the company’s website as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

Before Mr. Villano reviews the company’s operating results for 2019 and the company’s financial condition at December 31, 2019, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of the historical facts contained in this conference call, including statements regarding our future results of operation and financial position, strategy and plans, and our expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

These forward-looking statements are subject to several risks, and uncertainties and assumptions as described in the company’s Form 10-K filed on March 30, 2020. Because of these risks, and uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, the level of activity, performance or achievements. In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements, as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I will now turn the call over to John Villano. Please go ahead.

John Villano - CEO and CFO

Thank you, Natalya, and thanks to everyone for joining us today. I am pleased to report that Sachem Capital achieved record revenue of $12.7 million and generated net income of $6.2 million for 2019, despite one-time charges related to the termination of our credit facility and recent financings.

Even more important, 2019 was a transformative year for the company. Specifically, we raised gross proceeds of approximately $31.4 million in equity capital and $58.2 million of debt capital. The net proceeds from these financing transactions were used to pay off the entire outstanding balance on our $35 million credit facility, which was then terminated on June 25, 2019. Excess proceeds have been used to grow our loan portfolio and for working capital. In connection with the termination of the credit facility, we incurred approximately $800,000 of termination costs, of which approximately $440,000 represented non-cash charges or deferred financing costs.

Although these termination costs had a material adverse impact on our 2019 operating results, we believe the restructuring of our balance sheet will have long-term benefits that will enhance our operating performance for the following reasons. First, we replaced senior secured variable debt with unsecured fixed rate term notes. Second, we have greater flexibility to incur additional indebtedness or to refinance the fixed rate term notes on more favorable terms. Third, we eliminated the significant banking charges and fees associated with the credit facility. Fourth, we reduced our credit exposure from a single asset class, the residential fix and flip market. And finally, the fixed rate notes have fewer covenants and fewer restrictions thereby providing us with greater flexibility to lend on assets with compelling loan to value profiles.

Unlike the Webster credit facility, which had a number of covenants that restricted our ability to operate, the notes have one single covenant, an asset coverage ratio of 150%, which gives us plenty of flexibility in terms of the size of the mortgage loans we choose to make, the markets in which we choose to operate and the nature of the collateral. In addition, the Webster credit facility was secured by a first priority lien on all our assets whereas the notes are unsecured. Lastly, we are well within compliance guidelines on our asset coverage ratio covenant.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

2019 was a highly competitive year for Sachem, with increased competition from well-capitalized market participants, aggressive pricing and generally less stringent lending criteria. Quite simply, our competitors were flooding the market with cheap money. With that said, Sachem funded approximately $65 million in loans, clearly our best effort to date. During the first two months of 2020, our mortgage loan portfolio increased approximately $15 million. We also started to expand our geographic focus. Sachem was establishing relationships to help identify high quality transactions beyond Connecticut and New York that meet our strict underwriting and loan criteria. Our plan for boots on the ground was ready to take flight.

Suddenly, it seemed like overnight, economic activity came to an abrupt halt. Our competition, the low cost financing and aggressive LTVs have all but vanished. The widespread COVID-19 health crisis has turned into a worldwide economic crisis. Our tremendous enthusiasm and great expectation for loan growth in 2020 has been put on hold. Realistically, loan growth can only resume when we can clearly see risk and market uncertainty is gone.

On a positive note, in the event the market shows prolonged signs of weakness, we are experienced operators and well-positioned to capitalize on potentially attractive opportunities within the distressed debt market. As I have stated in the past, Sachem was formed to take advantage of difficult credit markets and today, less than 1% of our assets are secured by creditors. This equates to great staying power during difficult times.

In light of current market conditions, and the impact of COVID-19, we believe we are uniquely positioned as the go-to non-bank real estate lender to serve the less than traditional finance market, while others tighten their lending criteria or flee this segment of the market. We’re now seeing liquidity tighten and we’re getting calls from borrowers to save financing transactions. This allows us to cultivate new borrowers and build our brand.

Meanwhile, we continue to be highly selective as we review lending opportunities. Effective April 1, 2020, our underwriting guidelines have been adjusted to reflect these difficult times. We are limiting new loan activity to the level of loan payoffs, reducing our LTV from 70% to 50%, implementing an interest reserve and director review on larger loans. Sachem is currently honoring all lending commitments through March 31, 2020.

Our loan portfolio remains solid with over $140 million of assets backing $55 million in bonds. As of December 31, 2019, of the 438 mortgage loans in our portfolio, 9, or approximately 2.1%, were in the process of foreclosure. In comparison, at December 31, 2018, of the 403 mortgage loans in our portfolio, 13, or approximately 3.2%, were in the process of foreclosure.

Under normal circumstances, we find foreclosure procedures painfully slow with time delays putting a strain on our LTV. Currently, housing courts in Connecticut are closed due to COVID-19 until further notice, putting even more pressure on existing LTVs.

During the fourth quarter and the first two months of 2020, in addition to our traditional markets, we began lending against properties located in Phoenix, Arizona, Austin, Texas, Littleton, Colorado, and Charleston, South Carolina, reflecting a recent change in our growth strategy. Despite the unknowns associated with COVID-19, the demand for our products and services remains strong, giving us tremendous confidence in terms of revenue growth and profitability as well as strength of our portfolio. We have built a highly scalable business model to drive increased revenue and cash flow, which will continue to grow profitability and dividends in the years ahead.

Turning to our operating results, total revenue for the year ended December 31, 2019 was approximately $12.7 million compared to approximately $11.7 million for the year ended December 31, 2018. This represents an increase of approximately $1 million, or 8.3%. The increase in revenue is due to an increase in our lending operations.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

For 2019, interest income was approximately $9.8 million, origination fees were approximately $1.5 million. Late and other fees were approximately $265,000; processing fees were approximately $167,000. Net rental income was approximately $69,000 and other income was approximately $827,000. In comparison, in 2018, interest income was approximately $9 million; origination fees were approximately $1.4 million; late and other fees were approximately $189,000; processing fees were approximately $138,000; net rental income was approximately $102,000; and other income was approximately $837,000.

Total operating costs and expenses for the year ended December 31, 2019 were approximately $6.5 million compared to approximately $3.9 million for 2018. Year-over-year this represents an increase of approximately $2.6 million or 64.5%. The increase in operating costs and expenses is due to an increase in our lending operation and our financing activities during the year. Interest expense and amortization of deferred financing costs increased approximately 76.4% in 2019 versus ’18. In 2019, the total amount was approximately $2.9 million including the write-off of approximately $440,000 of deferred financing costs relating the termination of our credit facility.

Our inability to put the November ’19 note funding to work immediately cost the company approximately $300,000 in interest cost. Close proximity to December holidays was partly to blame and significant loan repayments kept us from making a dent in the net proceeds.

In 2018, the total interest expense was approximately $1.7 million, including approximately 137,000 of amortization of deferred financing costs. Professional fees in 2019 were approximately $543,000 compared to $417,000 in 2018. The increase was due to incremental services incurred in the connection with the resignation of Jeff Villano, other financing transactions that were not consummated and other activities. In addition, we also incurred approximately $340,000 of expenses related to the termination of the credit line.

Compensation expense increased approximately $286,000 due to the increase in the number of employees necessitated by the growth of our operations. G&A expenses were approximately $479,000 in 2019 compared to $437,000 in 2018. In addition, in 2019, we recorded an impairment loss of $417,000 compared to an impairment loss of $67,500 in 2018. The increase was due to reduction in fair value of our real estate owned compared to its cost.

Net income for 2019 was approximately $6.2 million compared to approximately $7.8 million for 2018, due primarily to the increase in our operating cost and expenses. As a result of the reduction in our net income and the increase in the weighted number of common shares outstanding, net income per share for 2019 was $0.32 compared to $0.50 in 2018.

Turning now to our balance sheet and liquidity. Total assets at December 31, 2019 were approximately $141 million compared to approximately $86 million at December 31, 2018. Year-over-year this represents an increase of approximately $55.2 million or 64.2%. The increase was due primarily to the growth in our mortgage portfolio, approximately $94.3 million at December 31, 2019 compared to approximately $78.9 million at December ’18; an increase in cash, cash equivalents and short-term marketable securities, approximately $34.8 million versus approximately $159,000 in 2018; an increase in property and equipment, approximately $1.35 million in 2019 compared to approximately $1.2 million in 2018; and lastly, an increase of real estate owned, approximately $8.3 million in 2019 compared to approximately $2.9 million in 2018.

REO increased $3 million from September 30, 2019 levels.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

Total liabilities at December 31, 2019 were approximately $58.7 million compared to approximately $33.2 million at December 31, 2018. Year-over-year the increase is approximately $25.5 million or approximately 76.6%.

Total indebtedness at December 31, 2019 was approximately $58.9 million compared to approximately $27.5 million at December 31, 2018. The only other significant liability at December 31, 2019 was deferred revenue of approximately $1.2 million compared to approximately $1.1 million at December 31, 2018.

Total shareholders’ equity at December 31, 2019 was approximately $82.6 million compared to approximately $52.8 million at December 31, 2018. The year-over-year increase of $29.8 million was due primarily to net income of $6.2 million, net proceeds of $30.5 million from the sale of our common shares, which was offset by dividends paid. Net cash provided by operating activities in 2019 was $8.1 million compared to $6.2 million in 2018.

On January 7, 2020, we declared a dividend of $2.7 million or $0.12 per share. At the time of the announcement, this dividend payout reflected not only our financial performance but also our continued confidence in the outlook for our business. As mentioned in our recent press release, we have deferred any decision with respect to further 2020 dividends until after the end of the second quarter. Let’s not forget, Sachem has paid 100% of its taxable income from the date of our IPO through 2019 in the form of dividends.

To wrap up, I am pleased with our operating results for the year, having achieved record revenue of $12.7 million and $6.2 million of net income, despite significant one-time expenses. Our restructured balance sheet, now with our assets free and clear, is properly positioned in these difficult times. At year-end, we had approximately $35 million of available cash, and this is after taking into account the proceeds of our recent note offering. These funds will provide stability to our company as COVID-19 works its way through the credit markets.

In light of COVID-19, we believe our lending platform is solid and sustainable, given our strict underwriting criteria and extensive due diligence. The demand for our loan products and services remain strong. However, with an abundance of caution we have changed our focus from growth to preservation of capital until the storm clouds have subsided and normal risk levels return. We are encouraged by the outlook for our business and look forward to reestablishing our growth plans. As always, we remain fully committed to our goal of providing investors attractive risk-adjusted returns.

I would like to thank you all for joining our call today. At this point, I would like to open the call to questions.

Operator

Thank you. The floor is now open for questions. [Operator instructions]. Our first question comes from Ben Zucker from Aegis Capital. Go ahead, Ben.

Q: Good morning, John. Thanks for taking my question. Listen, I might be bouncing around here a little bit but just want to get a handle on everything. Did you mention—did I hear you right that you were looking to match going forward new originations with the level of repayments?

John Villano - CEO and CFO

That is correct. What we’re doing is we’re playing very close to the vest and what I tried to touch on is that we were picking up speed, we were doing well, we had boots on the ground and then suddenly, things change. As we state today, we have significant liquidity, approximately $21 million. We do have construction commitments to our borrowers, but let’s talk frank. We don’t know the duration of this. We don’t know our borrowers’ ability to repay and we’re just going to play very tight to the vest until I can see the light at the end of the tunnel.

So yes, we’re going to try to match inflows with outflows while keeping a very substantial cash cushion.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

Q: Understood. And, I think the defensive mentality makes sense but that’s definitely helpful commentary for our model so we know not to deploy and grow your portfolio based off your robust cash position but we might actually see a steadying out of the portfolio and you guys just trying to lean back on that robust cash position just to maintain flexibility. So, I totally get that.

When you said reduce your LTV to 50%, are you saying that the new capital that you lend out that will be at a 50% loan to value of the as-appraised value?

John Villano - CEO and CFO

That is correct. And, really, up through the middle of February we were lending at a 70% LTV, and this has been an increased level for Sachem for approximately two years now, and part of it was driven by our former bank, which gave us the ability to lend up that high, and then also the market competition was offering our borrowers significant more cash at closing than we were. And even at 70%, we were not as aggressive as they are but the 70% number is really important in two aspects for us. One, it allows us to still remain competitive and it’s like a line in the sand if a loan should turn bad or if the borrower should have some form of difficulty. And, that extra 30%, between 70% and 100%, that’s our safety net. In Connecticut, the courts are slow and attorneys defend their borrowers. And unfortunately, as I mentioned, the courts are closed.

We’re kind of in a holding pattern here. So, as I sit here, I’m looking at our LTVs and we could have some exposure there. I just can’t put a finger on it. Historically, we have been very good but times have changed here a little bit. The key for us, Ben, we have ACHs hitting tomorrow and who knows. Are half of those going to come back with no payment? Are we going to lose 10% of them? That’s the big issue for us as a lender. We are getting calls for people looking for assistance, and we don’t know the extent of it. We do have guidelines in-house as to how we’re going to proceed with it but again, we don’t know how deep this is going to reach into our portfolio.

Q: I don’t want to put words in your mouth but I mean, it sounds like, if I’m understanding this right, prior to the virus the market was getting really competitive. There were people offering loans at higher than 70% LTV and maybe taking a little bit lower coupon. But, if I’m understanding that you now think you might be able to put some money out at 50% LTVs, would the implication be, and you might have touched on this in your prepared remarks, that maybe one of those benefits of the virus is it’s pulled a lot of what was your competition out of the market, where people who don’t have the liquidity position you guys have are now just totally out of the market and not making new loans so the competitor set might have gotten a little bit more favorable for you guys?

John Villano - CEO and CFO

You’re exactly right. And, we have heard that some big platforms have stopped lending. That doesn’t mean they’re going away. They have stopped lending. Some of our smaller participants in Connecticut, we’ve been on the phone with them, they don’t have the capital that we do or the ability like Sachem to source capital. They’re in a little different spot. They have been contacting us to buy some paper, perhaps even join forces. And, now is not the time to do anything crazy. This is really close to the vest. We think the surviving entities here will do unbelievably well and with that in our mind, it’s play small and preserve, in effect, your bullets. This is going to be a long battle and the man with the cash is going to win.

Q: I absolutely agree. I’d even add to that, when you’re in the business of really just making loans, you’re in the business where you’re not looking for any home runs. There’s really no such thing as a home run loan; you’re just trying to hit singles, make a loan, and get your money back.

I’m curious, what was activity looking like for the first half of the quarter through mid-, late February before the virus picked up?

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

John Villano - CEO and CFO

We were doing quite well. We put about $15 million to work. Some of that was pent-up demand from the holidays and some of it was new relationships that we formed for the past 60 days. So, we really were regaining our stride. The business was good. We were putting money to work. The problem, I mean if there was a problem with putting money to work, the issue in the environment in January and February was that we were not getting traction with our loans, meaning we would put out $1 million of loans in one week and get it back the next. Not that same million but payoffs and fundings were—the money was moving too quickly. And, we weren’t getting any real time on the money we were lending so we were getting cash back and the money was going out again. So, we were not able to really earn the true interest revenue that we wanted to.

Q: I think that dovetails into what you were saying last quarter when we were talking after your third quarter results and you were speaking about moving into certain kind of assets or collateral where you could get a little bit more duration protection. Is that right?

John Villano - CEO and CFO

That is true. For 2020, we lent approximately $65 million, and we had $45 million in loan repayments. So, getting traction with our lending business it’s been a little difficult. And, our origination fees are up but we have to apportion those over the term of the loan and interest is more critical to us than the origination fees. We just couldn’t get the traction we wanted.

Q: The last question—and then I don’t want to monopolize the line, but obviously there’s a lot of information we’re trying to cover. I’m curious about bank financing, not in the bridge loan space that you guys do but I kind of think of them as the take-out source of financing once the borrower is done with the bridge loan. Could you offer any comments on what you’re hearing or seeing from your borrowers? Is there still an availability of bank financing and are these borrowers rushing to lock that in now so we can maybe repayments spike in the coming months? Are those banks really closing all types of lending so the borrowers are stuck with your loan or finding some other bridge loan? I’m curious about that kind of bank and permanent financing source right now.

John Villano - CEO and CFO

This is a good question and I’m kind of torn in my response so I’m going to give you both sides. I think the drop in interest rates has created an awful lot of stimulus. Our friends at the banks are as terrified of what’s going to happen here as anyone else. So, I think the great rates will go to a select few borrowers. I think the process is going to be lengthy. So, what I’m saying is I think the low rate is going to prop up the real estate; it’s going to allow us to refi more and more property.

With that being said, we have seen some buyers walk from contracts, and not to say that they won’t return. We have put out payoff documents. What we do is we give the borrower a call and the real estate transaction has died on the vine basically. I think some of the borrowers are looking for better pricing and they see this as an opportunity to squeeze. So, it’s hard to say. Long term, I think the lower rates will really grow the real estate business. I think it’s going to put a floor under real estate prices. The thing that upsets the apple cart is a bank failure or a large real estate problem that will scare everybody away. But, for right now, the refis have slowed.

Q: John, I appreciate your comments. I’ll hop off and if anything comes back to mind, we’ll catch up later. Thanks, again, for taking my questions.

Operator

Our next question comes from Christopher Nolan from Ladenburg Thalmann. Go ahead, Christopher.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

Q: John, looking at the dividend statement in the press release, it indicates that January a dividend of $0.12 per share was paid and then there’ll be further consideration, the dividend, at the end of the second quarter. Should we view this as being where there will be no dividend paid or declared in the first quarter or the second quarter?

John Villano - CEO and CFO

Chris, I hate to say anything on that right now because I truly don’t have the facts. A lot will depend on collections. And, everybody is looking at the current credit markets with a stern eye and no one seems to know how this is going to play out. We are keenly aware that our shareholders have bought Sachem’s stock for its yield. So, we are keenly aware of how they feel, and really my best response to that is we intend on staying a REIT. If we earn, we’re going to pay our dividends. So, we’ve done that in the past. We’ve paid 100% of our earnings to our shareholders. If I don’t pay 100%, it’s going to be darn close but our goal is really to turn money back over to our shareholders as soon as the storm clouds move away.

Q: Okay. And then back to the question in terms of the lower interest rates, based on your comments earlier, should we read that despite lower LIBOR, you’re seeing relatively decent pricing for new investments? I don’t mean pricing, in terms of yields, investment coupons.

John Villano - CEO and CFO

So, on our end, the low cost money has vanished. And, some of our borrowers that were drinking from the other trough have come back and pricing is not an issue any longer. I think in the future it will be but for right now people are looking to close deals at any price. I think pricing will come back to this market. I think some of the competition will move away from this space but for the first couple of months of the year and the fourth quarter, I mean, man, we were looking at 9% paper. Our borrowers were requesting the same. That has now changed a bit.

The next quarter is going to tell us how we’re able to price but for right now, it looks like we’re still going to be able to lend under our normal rates and terms.

Q: Okay. I’ll take the rest of my questions offline. Thank you for taking my questions.

Operator

Our next question comes from Ian Ellis from MicroCapital. Go ahead, Ian.

Q: Thank you. Good morning, John. I’m sure you’re very busy so I appreciate your time today. Two really related questions, and first of all I’ll preface it by saying greatly appreciate the decision to preserve liquidity here and only extend loans to the extent you have payoff proceeds. It sounds like a very smart decision.

Just looking at your securities which are out in the public market here all selling at deep discounts, I acknowledge your aspiration to grow the business, but do you see a situation where you’re getting a much better, not just risk-adjusted return but absolute return by repurchasing say the notes for example?

And then, I apologize for being unfamiliar with the REIT structure but if you were to say repurchase $10 million of notes for $6 million or $7 million, would that gain qualify as income that you would be required to distribute to the shareholders under the REIT structure?

John Villano - CEO and CFO

This is a great question. The company and the board, we’ve been discussing this for some time. The purchase of the notes represents a great opportunity. All in all, the yield on the notes will be tremendous as we all know. Now that they’re trading at a discount even more so.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

Our issue is really quite simple. There’s not an awful lot of liquidity in this space and then we are limited in our acquisition of those notes, or the stock for that matter, as to how much we can buy on a daily basis. So, for example, the other day our stock traded down sharply. Sachem cannot go in there and buy every stock offered for sale. There’s rules and regulations that prohibit that on our end.

To really touch on your question, yes, the bonds are a great investment. Our board is looking at these. We have not made a final decision. We certainly could not do anything up to the issuance of our K so even though the bonds were, I don’t know, $8, we couldn’t participate.

Q: Understood. Okay, so it’s definitely on the table. It’s not something that you’re reluctant to consider.

John Villano - CEO and CFO

No, it is on the table and we’re keenly aware of it.

Q: Great. Okay. We’ll, I’ll look forward to getting together with you at some point soon. Thank you.

Operator

Our next question comes from Paul Drees from Market Edge. Go ahead, Paul.

Q: Hi, John. Good morning. Just one quick follow-up on the loan to value target going from 70% to 50%. Are you also doing anything on the valuation side? Are valuations being assessed differently or adjusted on properties given the crisis or is it too early to see that?

John Villano - CEO and CFO

That question is on point. With any kind of decline in valuation, our properties are appraised by our auditors and appraisal results—if an appraiser doesn’t agree with our findings of value an impairment shows up. So, right now I believe the lower interest rates will help. We’re still making the push for multiple pieces of collateral, larger down payments. That in fact was really as of the first of the year we were considering all those things. Not so much that we knew we would be here today it’s just that the value of properties was continuing to rise and I felt like we were walking up a wall of worry. The values keep going higher and higher, the appraiser comes back, he appraises the house on the street that was sold at a great price and now all of a sudden, selling prices are going up. And, we’re getting caught up in that draft.

So, we were working on this back at the first of the year, looking for larger down payments, looking for additional real estate collateral. Most of our properties do have multiple pieces of security.

Q: Okay. And then a slightly different one, as we look forward, you mentioned that you’re going through a market expansion into some new geographic targets, Phoenix, Charleston, etc. How were those selected?

John Villano - CEO and CFO

We have people that run businesses in those areas. And, what’s kind of nice is we don’t have to commit people to the area. We’re able to select, pick and choose the deals we’d like to do. Some areas, for example, a lot of our paper here in Connecticut has a 9% face on it. The loans coming out of Austin, Texas have a 12%. The one we did in South Carolina was 9% but with a 50% LTV.

So, we’re able to pick and choose. This is not that we’re going there hog wild. It’s still on a loan-by-loan basis and if we like what we see we’ll consider making the investment. We can also participate in the transaction but again it’s not willy-nilly. It’s specific and clearly property dependent.

Q: Okay. Great. Thanks, John.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

Operator

Our next question [audio drops]. Can you hear me now? Sorry. The next call is from Richard Schultz from Sachem Capital. Go ahead, Richard.

Q: Hi, John. I’m not with Sachem Capital. I’m an individual investor. I think I put the company name in there by mistake when they asked me for a company. At any rate, John, I heard what you said about moving to a more conservative approach going forward. The question is, the COVID-19 thing really came up as we know in the last month, maybe a little earlier, and I guess my question is had there been any thought, even though we knew revenue was probably going to be down for the first quarter, to just let the chips fall where they may and maybe not pay a $0.12 dividend, maybe pay an $0.08 or $0.09 dividend based on actual results and then let that roll over to quarter two and see what—obviously quarter two, I think, everybody is expecting that to be worse, unless some miracle occurs. Had there been any thought to just letting chips fall where they may with quarter one?

John Villano - CEO and CFO

Our dividend early January is in reality first quarter income. So, it was a $0.12 dividend. We did consider declaring a dividend but our dividends, as you all know with the amount of shares we have it’s about $2.7 million. And, what we think here is that holding on to our money really for three months is just such a prudent thing to do. We understand the pain that this could cause some of our investors who really live off our income. We’re sorry about that but our job is to protect the company. No matter what, we need to protect the company that it’s here when this is over.

Rich, the thing is, if we run out of money we can end up being the skeleton laying on the side of the street and we can’t let that happen. So, we’re hoping that we’re able to make an announcement and pay some dividends at the end of June and hopefully there’s a little bit of a catch-up in there. But, let truth be told, we just don’t know where—we really don’t know where we’re standing as of yet. It’s still too early for us.

Q: Okay. As a follow-up to that, then, I guess, how would Sachem go about attracting really new investors? Sachem has never really been viewed as a growth stock really as you mentioned earlier, just a stock that paid a very good dividend. So, is there any thoughts along those lines to making the company more attractive to invest in?

John Villano - CEO and CFO

Well, with REIT stocks, and a good portion of our competition has been taken out to the woodshed here, they’re operating with significant amounts of leverage, banks that are maybe not willing to go forward with them. We’re not in that category. I think we got caught in the down draft here. But, the whole REIT space is under unbelievable credit watch. I mentioned in the discussion, we have $141 million in assets supporting $55 million in bonds. And, it gives us a lot of room. These bonds are not secured. And, if this turns into a fire fight, I kind of like our chances.

Will Sachem ever be a growth stock? I don’t think so. And, we’re an income play. Everything we earn we pay to our shareholders which keeps us from really growing our asset base. So, sadly, our goal is to get the stock price back up through operations. I think we’ll get there. This year will be testy at best but we’re going to do everything we can to make that happen.

Q: Okay. Thanks for your time, John.

Operator

Our next question comes from Jeff Moore, Private Investor. Go ahead, Jeff.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

Q: I wanted to ask a little bit more about the LTVs. So, when you’re cutting those back to 50% LTV, is that of the purchase price of the property or the after repair value of the property?

John Villano - CEO and CFO

That’s always been the great issue with us. If it is a construction loan, we’re looking at an after repair value. So, it has to take into account the construction financing, the appreciation that the developer puts into the project, the purchase price of the property to begin with. That’s the tougher of the calculation so it’s 50% of value. And, if it’s a non-construction loan, it has to be 50% of the purchase price. Believe me, in today’s day and age, a 50% LTV is going to be pretty tough to get. That’s self-imposed. We understand that. There are very few techniques we can use to prop up a transaction and it all comes down to the value at the end.

Q: Okay. I appreciate the conservatism. And, it seems like you guys have already addressed most of my other questions. But, I would like to just say to the guy that asked about the pricing on the bonds and whatnot, that was a good question. I really appreciate that the board has been discussing potential repurchases of those because they are trading for like $0.63 on the dollar.

John Villano - CEO and CFO

That’s exactly right.

Q: Yes. Given this, do you also see any insider transactions happening once your blackout window is over?

John Villano - CEO and CFO

I would like to pass on that for now. That has been discussed with our board as well.

Q: Okay. And then, another question, can you give any color as to why Jeff stepped out of his role with the company?

John Villano - CEO and CFO

I would prefer not. In truth, I’m not sure myself and we have not received any written communication from him with explanations why. It’s business as usual now. We had people in-house here that were able to pick up the slack and he’ll be missed. But, we need to move on and move forward.

Q: Okay. And, can you provide us with an update on some of your REOs. I noticed that those grew pretty handily over the past year.

John Villano - CEO and CFO

They did. Yes, I’m glad you brought that up. I’m just clicking on something here. So, we increased our REO by one large project, and it’s a project that is in effect in foreclosure but when we financed the project we had deeds in lieu of foreclosure. So, after discussions with our accountants we decided to move it from the foreclosure list to the REO list. It was really one big project.

Q: Is it like an apartment complex or something?

John Villano - CEO and CFO

No, it’s about 27 building lots. The developer has left town. We have been working the project. Our impairment loss that we discussed is related to that. It’s going to take some working on our end to get past it but we’re on it every day.

Q: Are you all going to be [indiscernible] the construction of the lots?

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

John Villano - CEO and CFO

As of right now, I think our plan is to stabilize the development and land lock it. We think it’s valuable property. It has a very significant appraisal, but once again, I think homebuilding here in Connecticut is going to be a little tricky for a while. So, we may just land bank it and figure out the value somewhere down the road.

Q: Okay. In the construction of this, though, there haven’t been like footers or utilities run out to the individual lots, it sounds like. It’s just literally [overlapping voices].

John Villano - CEO and CFO

No, it has. That has been done. These are permitted lots. The road is in. There’s utilities. It’s just now re-stabilizing the property and basically closing it down.

Q: Okay. So, there hasn’t been foundations or anything poured yet for the individual houses though?

John Villano - CEO and CFO

We have one house going up now. We’re going to build one house at a time. If it sells, perfect. If it doesn’t sell, there’s no real damage. We’re not going to go build 20 houses.

Q: Okay. That’s very helpful.

John Villano - CEO and CFO

With respect to the REO, I just want to add this. We have two pieces of property, two REOs under contract: a single family building lot for $525,000, we hope that the buyer—that’s scheduled to close April 15; we have a commercial building, we have a contract in house for $425,000. So, we have almost $1 million under contract.

In the first quarter, we sold two pieces of property. One was a piece of land. We sold it for $220,000. Some of the loss that you’ll see on our financial statement relates to that property. So, there’s no further loss there. We then sold two pieces of property with respect to a note we bought about a year ago. Our net proceeds were about $850,000. Our investment in the note was $972,000, and we have three pieces of property left.

Q: Wow. That’s amazing.

John Villano - CEO and CFO

When you look at REO, it always looks bad but this is an issue where we went out, we bought a piece of property, we bought a distressed note. We could be on the positive side of this relatively quickly. But once again, we just sold two properties and got most of our money back. We have three more to go.

Q: Okay. Fantastic.

John Villano - CEO and CFO

Lastly, we have in our REO property list a commercial building that we have just signed a triple net lease that will start in May of 2020. So that’s just a nice lease, long-term, pretty stable tenant.

Q: Will you be keeping that triple net lease as a rental or marketing it for sale?

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Fourth Quarter and Full Year 2019 Conference Call March 31, 2020

John Villano - CEO and CFO

It’s a terrible thing. There’s not enough money in the rents to compare it to our 12% yield on our notes. So, most likely, with the tenant in place, this property will be marketed and sold. But, in the meantime, the bleeding with respect to that property has now gone away.

Q: Okay. Are there any questions that callers have not asked yet that you think should have been asked?

John Villano - CEO and CFO

There’s a lot of things in discussion. There’s a lot of provisions coming out of Washington and so I want to say just this. We have not let any employees go. They’re all getting paid. We are working on a rotating skeleton crew and morale is good. So, we’re doing our very best to handle the social distancing. Our offices are locked. Visitors are only admitted upon acknowledgement they’re only allowed to come into our vestibule and that is basically it. So, they’re not allowed to walk through. We’re doing our very best to conduct business while trying to protect our people. So, we really have no intention of letting these people go or to adjust their pay or any of that kind of stuff. And, there are programs that will provide us maybe some relief from that. They’re out there. There may be programs that will protect us from these loan deferment programs.

Right now, they’re all tailored to homeowners. Do you know what? I’m not a betting man but I’ll tell you it’s going to find its way into the commercial space. So, there might be some programs that will take some of the impact of this off of us. But, for right now, it’s still too early to tell. We have hired someone to pull these programs together for us so we can see what’s going on. If we think there’s available money, or if we qualify we’ll go after it, but we’re kind of powerful here. I don’t think they’re going to be giving money to people that have money in the bank and are operating strongly.

So, let’s see how it goes. But once again, we’re here. We’re operating at a very low level, but we are operating.

Q: Fantastic. It seems like you guys are doing a fantastic job and if I was there in person and we were allowed to do it I would give you a high five for your good work.

John Villano - CEO and CFO

Alright, I’ll have to do it with an elbow.

Q: Right. Exactly. Thank you.

Operator

John, that appears to be our last question for today.

John Villano - Chairman, Co-CEO, CFO and Secretary

Okay. Thank you all.

Operator

Thank you. This does conclude today’s conference. We thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

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